Exhibit 99.1

PERVASIP ACQUIRES PLAID CANARY CORPORATION

WHITE PLAINS, N.Y., July 2, 2015 – Pervasip Corp. (USOTC: PVSP) (“Pervasip” or the “Company”) announced today its execution and closing of agreements to acquire 100% of the issued and outstanding equity of Plaid Canary Corporation (“Canary”), a special purpose consolidation company focused on acquiring, developing and supporting companies and technologies in emerging agricultural markets.

Among Canary’s current holdings is a 60% stake of Grow Big Supply LLC (“Grow Big”), a retail distribution company servicing the hydroponic and indoor grow facility market in Denver, Colorado. Founded in 2011, Grow Big has established itself as a key partner and supplier to the grower community, relying on its entrepeneurial, knowledge-based approach as it grew to in excess of $5 million per year in sales. Grow Big hasn’t lost sight of its roots despite its growth, and its experienced leadership and team continues to be immersed in the grower community’s culture and needs.

“We are proud and excited to complete this acquisition,” said Paul Riss, Pervasip’s Chief Executive Officer. “We believe that the opportunities in this market are simply remarkable. We plan to expand Grow Big’s reach and to establish its Denver footprint as a model for long-term growth in other regional markets as conditions warrant.”

“We have already begun to work towards that objective. We have identified additional acquisition and joint venture targets, and we plan to assimilate a portfolio of technologies, including advanced chemical detection, growth, sterilization, oil extraction and other technologies designed to improve grow conditions, yields and value. Additional information on our continuing efforts on each front will be provided in the coming days and weeks as we execute the relevant agreements.”

Pervasip acquired 100% of the equity of Canary from FLUX Carbon Corporation (“FCC”) in exchange for Pervasip preferred shares corresponding to 50% of Pervasip’s issued and outstanding equity, bringing FCC’s ownership to about 60% of the Company’s issued and outstanding capital stock. Importantly, FCC has also agreed to absorb 100% of the dilutive impact of common stock issued by the Company to its secured debt holders who choose to convert their debt into shares of common stock.

Additional information regarding Pervasip’s acquisition of Canary will be provided in a new shareholder letter and a Current Report on Form 8K to be filed next week.

About Pervasip Corp.

Pervasip develops and delivers proprietary products and technologies to emerging markets, with a focus on emerging agricultural markets.

Forward Looking Statements

The information contained herein includes forward-looking statements.  These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements.  Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Additional Information

Pervasip Corp.

Paul H. Riss, CEO

paul@growbigsupply.com

914-750-9339